Exhibit 10.1

$500,000,000

364-DAY CREDIT AGREEMENT

dated as of

July 28, 2003

among

Textron Financial Corporation

The Banks Listed Herein

and

JPMorgan Chase Bank,
as Administrative Agent
____________________

J.P. Morgan Securities Inc.,
Lead Arranger and Sole Bookrunner

Bank of America, N.A.
Bank One, NA
Citibank, N.A.
Deutsche Bank AG New York Branch,
Syndication Agents

     TABLE OF CONTENTS

 Page

ARTICLE 1  Definitions

Section 1.01. Definitions	1
Section 1.02. Accounting Terms and Determinations	14
Section 1.03. Types of Borrowing	14

ARTICLE 2  The Credits

ARTICLE 3  Conditions

Section 3.01. Effectiveness	28
Section 3.02. Borrowings	29

ARTICLE 4  Representations and Warranties

ARTICLE 5  Covenants

ARTICLE 6  Defaults

Section 6.01. Events of Default	38
Section 6.02. Notice of Default	41

ARTICLE 7  The Agents

ARTICLE 8  Change in Circumstances

ARTICLE 9  Miscellaneous

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBITS
Exhibit A	-	Note
Exhibit B	-	Competitive Bid Quote Request
Exhibit C	-	Invitation for Competitive Bid Quotes
Exhibit D	-	Competitive Bid Quote
Exhibit E	-	Opinion of Counsel for the Borrower
Exhibit F	-	Opinion of Special Counsel for the Administrative Agent
Exhibit G	-	Assignment and Assumption Agreement
Exhibit H	-	Designation Agreement
Exhibit I	-	Subordination Agreement
Exhibit J	-	Opinion of Counsel for Textron Inc.
Exhibit K	-	Support Agreement

364-DAY CREDIT AGREEMENT

       AGREEMENT dated as of July 28, 2003 among TEXTRON FINANCIAL CORPORATION, the BANKS listed on the signature pages hereof and JPMORGAN CHASE BANK, as Administrative Agent.

      The parties hereto agree as follows:

ARTICLE 1

Definitions

      Section 1.1. Definitions.  The following terms, as used herein, have the following meanings:

      "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

      "Additional Bank" has the meaning set forth in Section 2.17.

      "Administrative Agent" means JPMorgan Chase Bank in its capacity as Administrative Agent for the Banks hereunder, and its successors in such capacity.

       "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

       "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agent" means any of the Administrative Agent and the Syndication Agents, and "Agents" means any two or more of the foregoing.

       "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

       "Assignee" has the meaning set forth in Section 9.06(c).

       "Bank" means each bank listed on the signature pages hereof and each Person which becomes a Bank pursuant to Section 2.16, 8.06 or 9.06(c), and their respective successors.

       "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day.

       "Base Rate Loan" means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.08(a) or Article 8.

       "Borrower" means Textron Financial Corporation, a Delaware corporation, and its successors.

       "Borrowing" has the meaning set forth in Section 1.03.

       "Commitment" means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank's name on the Commitment Schedule, (ii) with respect to each Additional Bank, the amount of the Commitment assumed by it pursuant to Section 2.17 and (iii) with respect to any substitute bank or Assignee which becomes a Bank pursuant to Section 8.06 or 9.06(c), the amount of the transferor Bank's Commitment assigned to it pursuant to Section 8.06 or 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.10 or 9.06(c); provided that, if the context so requires, the term "Commitment" means the obligation of a Bank to extend credit up to such amount to the Borrower hereunder.

       "Commitment Schedule" means the Commitment Schedule attached hereto.

       "Committed Loan" means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

       "Competitive Bid Absolute Rate" has the meaning set forth in Section 2.03(d).

       "Competitive Bid Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

       "Competitive Bid Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

       "Competitive Bid LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01).

       "Competitive Bid Loan" means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

       "Competitive Bid Margin" has the meaning set forth in Section 2.03(d).

       "Competitive Bid Quote" means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

       "Consolidated Assets" means at any date the consolidated assets of the Borrower and its Consolidated Subsidiaries determined as of such date.

       "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined as of such date.

       "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries, determined as of such date.

       "Consolidated Subsidiary" means at any date any entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

       "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person; provided that, for the purposes of this Agreement, "Debt" of the Borrower or a Subsidiary shall not be deemed to include Non-recourse Debt or Permitted Securitization Obligations, but shall include liabilities secured by Liens described in clause (y) of Section 5.12(i).

       "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

       "Designated Lender" means, with respect to any Designating Bank, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

       "Designating Bank" means, with respect to each Designated Lender, the Bank that designated such Designated Lender pursuant to Section 9.07(a).

       "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

       "Domestic Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

       "Earnings Available for Fixed Charges" means, for any period, the sum of the Borrower's pre-tax earnings before extraordinary items plus Fixed Charges.

       "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

       "Eligible Designee" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's.

       "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter and any successor statute.

       "ERISA Affiliate", as applied to any Person, means any trade or business (whether or not incorporated) which, together with the Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code and the regulations promulgated thereunder.

       "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

       "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

       "Euro-Dollar Loan" means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

       "Euro-Dollar Margin" means the applicable rate per annum determined in accordance with the Pricing Schedule.

       "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.07(c) on the basis of a London Interbank Offered Rate.

       "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

       "Event of Default" has the meaning set forth in Section 6.01.

       "Existing 364-Day Credit Agreement" means the 364-Day Credit Agreement dated as of July 29, 2002 among the Borrower, the banks parties thereto and JPMorgan Chase Bank, as administrative agent, as amended and/or restated prior to the Effective Date.

       "Facility Fee Rate" means the applicable rate per annum determined in accordance with the Pricing Schedule.

       "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

       "Finance Business" means (i) the leasing or renting to any Person (directly or indirectly by financing such leasing or renting), or financing the purchase by dealers or customers, of products of any Person, (ii) providing capital funds for any Person, (iii) acquiring and owning notes, receivables (including lease receivables) and other obligations of any Person and the financing of such obligations, and (iv) transacting such other business as may be reasonably incidental to the business specified in the preceding clauses (i), (ii) and (iii).

       "Fixed Charges" means, for any period, actual interest (including, without limitation, dividends on preferred stock characterized as interest under generally accepted accounting principles) incurred in such period on funded or unfunded indebtedness and apportionment of debt discount or premium, and, in the testing of obligations where interest is partially or entirely contingent upon earnings, includes contingent interest payments.

       "Fixed Rate Loans" means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

       "Group of Loans" means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time and (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

       "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

       "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

       (a)  any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

       (b)  any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the concluding proviso below, end on the last Euro-Dollar Business Day of a calendar month; and

       (c)  no Interest Period may end after the Maturity Date;

       (2)  with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

       (a)  any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

       (b)  any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the concluding proviso below, end on the last Euro-Dollar Business Day of a calendar month; and

       (c)  no Interest Period may end after the Termination Date; and

       (3)  with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

       (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to the concluding proviso below, be extended to the next succeeding Euro-Dollar Business Day; and

       (b) no Interest Period may end after the Termination Date.

       "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

       "LIBOR Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, provided that, for the purposes of this Agreement, "Lien" shall not mean (i) security interests under Article 9 of the Uniform Commercial Code in respect of sales of accounts or chattel paper, or (ii) a lessee's interest in any asset leased by the Borrower or any Subsidiary as lessor in the ordinary course of business. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

       "Loan" means a Committed Loan or a Competitive Bid Loan and "Loans" means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

       "London Interbank Offered Rate" has the meaning set forth in Section 2.07(b).

       "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

       "Maturity Date" means the first anniversary of the Termination Date or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

       "Moody's" means Moody's Investors Service, Inc.

       "Multi-employer Plan" means, at any time, a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower or, for purposes of Sections 4204 and 4212(c) of ERISA, within the preceding five plan years has been maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, including for these purposes any Person which ceased to be an ERISA Affiliate of the Borrower during such five year period.

       "Non-recourse Debt" of the Borrower or a Subsidiary means any obligations for borrowed money of the Borrower or a Subsidiary secured by specific assets, which obligations, in accordance with generally accepted accounting principles, are not reflected in the balance sheet of the Borrower or a Subsidiary and are issued pursuant to or evidenced by an instrument which limits the recourse against the obligor thereunder to such specific assets, and (in the case of all Non-recourse Debt incurred after the date hereof), if under applicable law in respect of such obligations, such assets or such obligor, at the time any such obligation is created, a holder of such obligation could ever become entitled to recourse against the obligor pursuant to § 1111(b) of the Bankruptcy Reform Act of 1978 (11 U.S.C. § 1111(b)) or any other provisions of any bankruptcy, insolvency or other law of any jurisdiction, such instrument also contains a provision to the effect that such holder's recourse claim in respect of such obligation shall be and remain in all respects subordinate and junior to all Debt evidenced by the Notes and such holder shall not be entitled to receive any payment, under any condition, in respect of any obligation, other than the proceeds of such specific assets, until all Notes and all other amounts which may become due pursuant to this Agreement, or are stated in this Agreement to become due, shall have been paid in full or funds for their payment shall have been duly and sufficiently provided.

       "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

       "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

       "Notice of Interest Rate Election" has the meaning set forth in Section 2.08.

       "Parent" means, with respect to any Bank, any Person controlling such Bank.

       "Participant" has the meaning set forth in Section 9.06(b).

       "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Pension Plan" means, at any time, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to the provisions of Title IV of ERISA (other than a Multi-employer Plan) and which is maintained for employees of the Borrower or any of its ERISA Affiliates or, for purposes of Section 4069 of ERISA, has at any time within the preceding five years been maintained for employees of any Person which was at such time an ERISA Affiliate of the Borrower.

       "Permitted Securitization Obligations" means obligations of the Borrower or any of its Subsidiaries incurred in connection with any Securitization Transaction; provided, however, that, if (i) there is recourse to the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) for credit defaults by the obligors in respect of the Receivables that are the subject of such Securitization Transaction and (ii) such recourse is not limited to such Receivables and the Receivables Related Assets (or undivided or beneficial interests in such Receivables and Receivables Related Assets) that are the subject of such Securitization Transaction then such obligations shall not be considered "Permitted Securitization Obligations" within the meaning of this definition to the extent that, in accordance with generally accepted accounting principles, such obligations would be required to be included as a liability on a consolidated balance sheet of the Borrower or its Consolidated Subsidiaries.

       "Pricing Schedule" means the Pricing Schedule attached hereto.

       "Prime Rate" means the rate of interest publicly announced by JPMorgan Chase Bank in New York City from time to time as its Prime Rate.

       "Qualifying Subordinated Debt" means Debt of the Borrower owing to Textron or another Affiliate; provided that such Debt is subordinated to the Loans and the obligations of the Borrower hereunder pursuant to a subordination agreement substantially in the form of Exhibit I hereto.

       "Qualifying Subordinated Obligations" means Debt and/or other obligations of the Borrower owing to Textron or another Affiliate; provided that such Debt and/or other obligations are subordinated to the Loans and the obligations of the Borrower hereunder pursuant to a subordination agreement substantially in the form of Exhibit I hereto.

       "Quarterly Payment Dates" means each March 31, June 30, September 30 and December 31.

       "Receivable" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from (i) the financing by the Borrower or any of its Subsidiaries of property, equipment or services or (ii) the leasing by the Borrower or any of its Subsidiaries of property or equipment, and monies due thereunder, security interests in the property, equipment and services financed or leased thereby and any and all other related rights.

       "Receivables Related Assets" means, in connection with any Securitization Transaction with respect to particular Receivables, the collective reference to: (i) any rights arising under the documentation governing or relating to such Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with such Securitization Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing such Securitization Transaction and (v) any rights or ownership interests in respect of the property or equipment leased or financed pursuant to such Receivables.

       "Reference Banks" means the principal London offices of Citibank, N.A., Deutsche Bank AG and JPMorgan Chase Bank.

       "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

       "Required Banks" means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans.

       "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends (x) payable on preferred stock but characterized as interest payments under generally accepted accounting principles or (y) payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

       "Revolving Credit Period" means the period from and including the Effective Date to and including the Termination Date.

       "S&P" means Standard & Poor's Ratings Group.

       "Special Purpose Subsidiary" means any Subsidiary of the Borrower which (i) is formed for the purpose of effecting a Securitization Transaction and engaging in other activities reasonably related thereto and (ii) is structured as a "bankruptcy-remote subsidiary" in accordance with customary practices in the asset-backed securitization market.

       "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any Receivables or Receivables Related Assets or any undivided or beneficial ownership interests therein (whether such Receivables or Receivables Related Assets are then existing or arising in the future) of the Borrower or any of its Subsidiaries, provided that after giving effect to such transaction or series of transactions, the Receivables (or interests therein) which are the subject of such transaction or series of transactions are, in accordance with generally accepted accounting principles, no longer reflected as assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

       "Subsidiary" of any Person means (i) any corporation of which securities having ordinary voting power to elect a majority of the board of directors are at the time directly or indirectly owned by such Person or (ii) any other entity which constitutes a Consolidated Subsidiary; provided that the term "Subsidiary" shall not include any corporation formed and maintained by the Borrower in the ordinary course of business solely to hold and dispose of assets acquired in connection with foreclosure, repossession or workout of the Borrower's leases or loans or any entity owned by such corporation. Unless otherwise specified "Subsidiary" means a Subsidiary of the Borrower.

       "Support Agreement" means the Support Agreement dated as of May 25, 1994, between the Borrower and Textron, substantially in the form of Exhibit K, as the same may be amended and in effect from time to time in accordance with the provisions thereof and hereof.

       "Syndication Agent" means each of Bank of America, N.A., Bank One, NA, Citibank, N.A. and Deutsche Bank AG New York Branch, in its capacity as syndication agent in respect of this Agreement.

       "Termination Date" means July 26, 2004, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

       "Termination Event" means (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

       "Textron" means Textron Inc., a Delaware corporation, and its successors.

       "Wholly-Owned Subsidiary" of any Person means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

      Section 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

      Section 1.3. Types of Borrowing. The term "Borrowing" denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a "Competitive Bid Borrowing" is a Borrowing under Section 2.03 in which one or more Banks participate on the basis of their bids).

ARTICLE 2

The Credits

      Section 2.1. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made: (i) the aggregate outstanding principal amount of such Bank's Committed Loans under this Agreement by such Bank at any one time outstanding shall not exceed its Commitment and (ii) the aggregate outstanding principal amount of the Loans shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $25,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available within the limitations in the foregoing proviso) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow under this Section 2.01.

      Section 2.2. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Committed Borrowing") not later than (x) 12:00 Noon (New York City time) on the date of each Base Rate Borrowing and (y) 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

       (a)  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

       (b)  the aggregate amount of such Borrowing,

       (c)  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

       (d)  in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.3. Competitive Bid Borrowings.

       (a)  The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks to make offers to make Competitive Bid Loans to the Borrower from time to time during the Revolving Credit Period. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

       (b)  Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

       (i)  the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

       (ii)  the aggregate amount of such Borrowing, which shall be $25,000,000 or a larger multiple of $1,000,000,

       (iii)  the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

       (iv)  whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

      The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

       (c)  Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

       (d)  Submission and Contents of Competitive Bid Quotes. (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

       (ii)  Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

       (A)  the proposed date of Borrowing,

       (B)  the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

       (C)  in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

       (D)  in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Competitive Bid Absolute Rate") offered for each such Competitive Bid Loan, and

       (E)  the identity of the quoting Bank A. Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes. A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

       (iii)  Any Competitive Bid Quote shall be disregarded if it:

       (A)  is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

       (B)  contains qualifying, conditional or similar language;

       (C)  proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

       (D)  arrives after the time set forth in subsection (d)(i).

       (e)  Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

      (f)  Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Competitive Bid Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

       (i)  the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

       (ii)  the principal amount of each Competitive Bid Borrowing must be $25,000,000 or a larger multiple of $1,000,000,

       (iii)  acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

       (iv)  the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement; and

      (v)   immediately after such Competitive Bid Borrowing is made, the aggregate outstanding principal amount of the Loans shall not exceed the aggregate amount of the Commitments.

      (g)  Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

      Section 2.4. Notice to Banks; Funding of Loans (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

       (b)   Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

       (c)   If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.

      (d)   Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 or (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

      Section 2.5. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

       (b)   Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

       (c)   Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

      Section 2.6. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Maturity Date.

       (b)   Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the last day of the Interest Period applicable to such Borrowing.

      Section 2.7. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

       (b)   Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

      The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

       (c)   Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

       (d)   Subject to Section 8.01(a), each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

       (e)   The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

       (f)   Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

      Section 2.8. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

       (i)   if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

       (ii)   if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $25,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

       (b)   Each Notice of Interest Rate Election shall specify:

       (i)   the Group of Loans (or portion thereof) to which such notice applies;

       (ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a) above;

       (iii)   if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

       (iv)   if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

       (c)   Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

       (d)   The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $25,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

       (e)   If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

       (f)   A conversion or continuation pursuant to this Section 2.08 is not a Borrowing.

      Section 2.9. Fee. (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their Commitments a facility fee calculated for each day at the Facility Fee Rate on the aggregate amount of the Commitments (whether used or unused) on such day. Such facility fee shall accrue for the account of each Bank from and including the Effective Date to but excluding the Termination Date; provided that if any Loan shall remain outstanding beyond the Termination Date, the facility fee shall accrue for the account of each Bank on such Bank's outstanding Loans to but excluding the date such Loans are repaid in full.

       (b)   Payments. Accrued fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on the first such date to occur after the date hereof, and upon the date of termination of the Commitments in their entirety.

      Section 2.10. Optional Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

       (b) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

      Section 2.11. Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date.

      Section 2.12. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.14, the Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) or upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

       (b)   Except as provided in Section 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

       (c)   Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

      Section 2.13. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 (or shall provide evidence satisfactory to the Administrative Agent, not later than such time, at such address, that such payment has been released on behalf of the Borrower into the FedWire, CHIPS or other appropriate payment system), in each case without setoff or counterclaim. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

       (b)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

      Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

      Section 2.15. Computation of Interest and Fee. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

      Section 2.16. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

      Section 2.17. Increased Commitments; Additional Banks. (a) From time to time subsequent to the Effective Date, the Borrower may, upon at least 30 days' notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments by an amount not to exceed $167,000,000 (the amount of any such increase, the "Increased Commitments"). Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

       (b)   If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may, within 10 days of the Bank's response, designate one or more of the existing Banks or other financial institutions acceptable to the Administrative Agent and the Borrower (which consent of the Administrative Agent shall not be unreasonably withheld) which at the time agree to (i) in the case of any such Person that is an existing Bank, increase its Commitment and (ii) in the case of any other such Person (an "Additional Bank"), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

       (c)   An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

       (d)   Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 that is not pro rata among all Banks, within five Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

ARTICLE 3

Conditions

      Section 3.1. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

       (a)   receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

      (b)   receipt by the Administrative Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.05;

       (c)   receipt by the Administrative Agent of an opinion of the General Counsel or Assistant General Counsel of the Borrower, substantially in the form of Exhibit E hereto and hereby given on the express instruction of the Borrower and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

       (d)   receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

       (e)    receipt by the Administrative Agent of an opinion of the Executive Vice President and General Counsel, the Vice President and Deputy General Counsel or the Group General Counsel - Financial Services of Textron, substantially in the form of Exhibit J hereto;

       (f)    receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

       (g)    receipt by the Administrative Agent of evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under, the Existing 364-Day Credit Agreement; provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 31, 2003. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

      The Banks that are parties to the Existing 364-Day Credit Agreement, comprising the "Required Banks" as defined in the Existing 364-Day Credit Agreement, and the Borrower agree that the commitments under the Existing 364-Day Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the Borrower shall be obligated to pay the accrued facility fees thereunder to but excluding the date of such effectiveness.

      Section 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

       (a)    receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be;

       (b)    the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

       (c)    the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

       (d)    the fact that the representations and warranties of the Borrower contained in this Agreement (other than the representation and warranty in Section 4.04(c), which is made only as of the date hereof) shall be true on and as of the date of such Borrowing.

      Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

Representations and Warranties

The Borrower represents and warrants that:

      Section 4.1. Corporate Existence and Power. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      Section 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

      Section 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

      Section 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 28, 2002 and the related consolidated statements of income, cash flows and changes in shareholder's equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower's 2002 Annual Report, a copy of each of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

       (b)   The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2003 and the related consolidated statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in clause (a) above, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period.

       (c)   Since March 31, 2003 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      Section 4.5. Litigation. There is no action, suit, governmental investigation or other proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

      Section 4.6. Compliance with ERISA. (a) The Borrower and its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and all Multiemployer Plans.

       (b)   No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, as the case may be, which has resulted or would result in any material liability to the Pension Benefit Guaranty Corporation (or any successor thereto) or to any other Person under Section 4062, 4063, 4064 or 4069 of ERISA.

       (c)   Neither the Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Part E, Title IV of ERISA to any Multiemployer Plan individually or in the aggregate in excess of $50,000,000.

      Section 4.7. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

      Section 4.8. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

      Section 4.9. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      Section 4.10. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      Section 4.11. Validity of Support Agreement. The Support Agreement constitutes a valid and binding agreement of Textron enforceable in accordance with its terms.

      Section 4.12. Full Disclosure. All information heretofore furnished by the Borrower to any Agent or Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

ARTICLE 5

Covenants

      The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Loan remains outstanding or any amount payable under any Note remains unpaid:

      Section 5.1. Information. The Borrower will deliver to each of the Banks:

       (a)   as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, cash flows and changes in shareholder's equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated financial statements reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

       (b)   as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flows and changes in shareholder's equity for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, normalcy of accounting practices and consistency by the chief financial officer or the chief accounting officer of the Borrower;

       (c)   simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.08 to 5.11, inclusive, and of Section 5.16 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

       (d)   within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

       (e)   promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission; and

       (f)   from time to time such additional information with respect to the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

      Information required to be delivered pursuant to subsections (a), (b) or (e) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Banks that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to subsections 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in subsections (a), (b), or (e) to any Bank if it requests such delivery.

      Section 5.2. Notification of Change in Ratings. The Borrower shall notify the Administrative Agent of any actual or proposed change in the ratings by S&P or Moody's of the Borrower's long term debt securities, as soon as the Borrower becomes aware of such change.

      Section 5.3. Payment of Obligation. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

      Section 5.4. Maintenance of Property; Insurance.  (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

       (b)   The Borrower will, and will cause each Subsidiary to, maintain (either in the name of the Borrower or in the Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

      Section 5.5. Conduct of Business and Maintenance of Existence.  The Borrower will continue, and will cause each Subsidiary to continue, to engage in the Finance Business, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.05 shall, subject to Section 5.14, prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the discontinuation of the Finance Business by or termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such discontinuation or termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

      Section 5.6. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

      Section 5.7. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

      Section 5.8. Debt. The ratio of (i) Consolidated Debt less Qualifying Subordinated Debt to (ii) the sum of Consolidated Net Worth and Qualifying Subordinated Obligations will at no time exceed 8 to 1. For purposes of this Section any preferred stock of a Consolidated Subsidiary held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower shall be included, at the higher of its voluntary or involuntary liquidation value, in "Consolidated Debt".

      Section 5.9. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $200,000,000.

      Section 5.10. Restricted Payment. Neither the Borrower nor any Subsidiary will declare or make any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to January 1, 1994 does not exceed the sum of (i) $25,000,000, plus (or minus, in the case of loss) (ii) the cumulative consolidated net income of the Borrower and its Consolidated Subsidiaries for the period from January 1, 1994 through the end of the then most recent fiscal quarter of the Borrower, treated for this purpose as a single accounting period, plus (iii) the aggregate amount of cash contributions to the capital of the Borrower made by Textron subsequent to June 10, 1994 and prior to the date of determination. Nothing in this Section shall prohibit the payment of any dividend or distribution within 45 days after the declaration thereof if such declaration was not prohibited by this Section.

      Section 5.11. Fixed Charges. At the end of each fiscal quarter of the Borrower, the ratio of Earnings Available for Fixed Charges to Fixed Charges will not, with respect to the year-to-date period then ended, be less than 125%. For purposes of this Section 5.11, any payments by Textron made pursuant to the Support Agreement in respect of any period shall be included in Earnings Available for Fixed Charges for such period, if made not later than the last day of the following fiscal quarter.

      Section 5.12. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

       (a)   Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $1,000,000;

       (b)   any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

       (c)   any Lien on any asset securing Debt or Non-recourse Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

       (d)   any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

       (e)   any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

       (f)   any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets of the Borrower or any Subsidiary;

       (g)   Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $5,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

       (h)   Liens not otherwise permitted securing Debt in an aggregate principal amount at any time outstanding not to exceed $50,000,000;

       (i)   (x) Liens which are granted pursuant to any Securitization Transaction and which cover only the Receivables and Receivables Related Assets or interests therein which are the subject of such Securitization Transaction and (y) Liens which are granted pursuant to any transaction that, but for failure to satisfy the conditions set forth in the proviso of the definition of "Securitization Transaction", would constitute a Securitization Transaction, which Liens cover only the Receivables and Receivables Related Assets subject thereto, so long as the aggregate amount of liabilities that are, or would be, required, in accordance with generally accepted accounting principles, to be included as liabilities on a consolidated balance sheet of the Borrower or its Consolidated Subsidiaries with respect to all such transactions does not exceed $500,000,000; and

       (j)   any Lien securing obligations owed by a Subsidiary to the Borrower or another Subsidiary.

      Section 5.13. Support Agreement. The Borrower will cause the Support Agreement at all times to remain in full force and effect without modification thereto, and will diligently protect and enforce its rights thereunder.

      Section 5.14. Consolidations, Mergers and Sales of Asset. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that the Borrower may permit any corporation to be merged into the Borrower or may consolidate with or merge into or sell or otherwise (except by lease) dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized in the United States of America which is either Textron or a Wholly-owned Subsidiary of Textron and which expressly assumes in writing the due and punctual payment of the principal of and interest on the Notes and the due and punctual performance of the obligations of the Borrower hereunder and under the Notes, if (1) immediately thereafter the Support Agreement shall be expressly reaffirmed in writing by Textron, (2) after giving effect to such consolidation, merger or other disposition, no Default shall have occurred and be continuing and (3) any such disposition shall not release the corporation that originally executed this Agreement as the borrower from its liability as obligor on the Notes, and provided further that this Section 5.14 shall not prohibit any sale, lease or transfer, directly or indirectly, of the Receivables and Receivables Related Assets (or interests therein) of the Borrower or its Subsidiaries in connection with any Securitization Transaction.

      Section 5.15. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

      Section 5.16.  Subsidiary Debt. The aggregate Debt (excluding Debt owed to the Borrower or a Wholly-Owned Subsidiary) of any Subsidiaries organized under the laws of the United States or any state thereof shall not exceed the greater of (i) $100,000,000 or (ii) 20% of Consolidated Net Worth.

ARTICLE 6

Defaults

      Section 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

       (a)   the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within three Domestic Business Days of the due date thereof, any interest, fees or any other amount payable hereunder;

       (b)   the Borrower shall fail to observe or perform any covenant contained in Sections 5.08 to 5.16, inclusive, for five consecutive Domestic Business Days;

       (c)   the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Banks;

       (d)   any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

       (e)   the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

       (f)   any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

       (g)   the Borrower shall cease to have 100% of its common stock owned directly or indirectly by Textron, except by reason of a merger with Textron permitted by Section 5.14;

       (h)   the Support Agreement shall cease to be in full force and effect for any reason or Textron shall seek to deny its obligations thereunder;

       (i)   Textron, the Borrower or any Subsidiary of the Borrower (except for a Special Purpose Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally or admit its inability to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

       (j)   an involuntary case or other proceeding shall be commenced against Textron, the Borrower or any Subsidiary of the Borrower (except for a Special Purpose Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Textron, the Borrower or any Subsidiary (except for a Special Purpose Subsidiary) under the federal bankruptcy laws as now or hereafter in effect;

       (k)   the Borrower or any of its ERISA Affiliates shall terminate or suffer the termination of (by action of the Pension Benefit Guaranty Corporation or any successor thereto) any Pension Plan, or shall suffer the appointment of or the institution of proceedings to appoint a trustee to administer any Pension Plan, or shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date thereof or any subsequent date the sum of the Borrower's and each ERISA Affiliate's liabilities to the Pension Benefit Guaranty Corporation or any other Person under Sections 4062, 4063, 4064 and 4069 of ERISA (calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with the above-described events exceeds $50,000,000;

       (l)   the Borrower or any of its ERISA Affiliates shall withdraw from any Multiemployer Plan and the aggregate amount of withdrawal liability (determined pursuant to Sections 4201 et seq. of ERISA) to which the Borrower and its ERISA Affiliates become obligated to all Multiemployer Plans requires annual payments in excess of $5,000,000; or

       (m)   a judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days; then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon and all other amounts owing hereunder) to be, and the Loans and all such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (i) or (j) above with respect to the Borrower, automatically without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and all other amounts owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

      Section 6.2. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the other Banks thereof.

ARTICLE 7

The Agents

      Section 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

      Section 7.2. Administrative Agent and Affiliates. JPMorgan Chase Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

      Section 7.3. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

      Section 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      Section 7.5. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or such other number of Banks as may be expressly required hereunder or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

      Section 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

      Section 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

      Section 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

      Section 7.9. Agents' Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.

      Section 7.10. Other Agents. Nothing in this Agreement shall impose any duty or liability whatsoever on any of the Syndication Agents in such capacity.

ARTICLE 8

Change in Circumstances

      Section 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Competitive Bid LIBOR Loan:

       (a)   the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

       (b)   in the case of a Euro-Dollar Loan, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue to convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

      Section 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in any applicable law, rule or regulation, or any change in the interpretation or Administrative thereof by any governmental authority, central bank or comparable agency charged with the interpretation or Administrative thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted into a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund any such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

      Section 8.3. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Euro-Dollar Loan or any obligation to make Euro-Dollar Loans or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or Administrative thereof by any governmental authority, central bank or comparable agency charged with the interpretation or Administrative thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction, provided that such compensation will be limited to (1) the period commencing not more than 90 days prior to the date of such demand or (2) any longer period of retroactive effect of any such adoption, change or requirement for compliance if such demand is made 90 days or less after such adoption, change or requirement for compliance.

       (b)   If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or Administrative thereof by any governmental authority, central bank or comparable agency charged with the interpretation or Administrative thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including any determination by any such authority, central bank or comparable agency that for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less), has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction, provided that such compensation will be limited to (A) the period commencing not more than 90 days prior to the date of such demand or (B) any longer period of retroactive effect of any such adoption, change, request or directive if such demand is made 90 days or less after such adoption, change, request or directive.

       (c)   Each Bank will notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will use its best efforts to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

      Section 8.4. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

       "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

       "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

       (b)   Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

       (c)   The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

       (d)   Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

       (e)   For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

       (f)   If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

      Section 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loan. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks. If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to any related Euro-Dollar Loans of the other Banks.

      Section 8.6. Substitution of Bank or Banks. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation under Section 8.03 or (iii) any Bank has required the Borrower to pay additional interest under Section 2.16, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.

ARTICLE 9

Miscellaneous

      Section 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex or telecopy number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex or telecopy number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex or telecopy number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when received; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

      Section 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 9.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, for the Administrative Agent or any Bank, either the fees and disbursements of outside counsel or the allocated cost of inside counsel in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

       (b)   The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of (i) any actual or proposed use of proceeds of Loans hereunder or (ii) the actual or alleged breach by the Borrower of any covenant in this Agreement or the actual or alleged untruth or inaccuracy of any representation or warranty made by the Borrower in or in connection with this Agreement; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

      Section 9.4. Set-Off. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

      Section 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall:

       (a)   unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (v) permit the Support Agreement to cease to be in full force and effect or alter in any way the terms of the Support Agreement; or

       (b)   unless signed by a Designated Lender or its Designating Bank, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Banks hereunder are similarly affected).

It is understood that the operation of Section 2.17 in accordance with its terms is not an amendment subject to this Section 9.05.

      Section 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

       (b)  Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05(a) without the consent of the Participant. The Borrower agrees that each Participant shall, if and only if the Borrower shall give its consent (which consent shall not be unreasonably withheld) to the granting of a participating interest to it, be entitled to the benefits of Section 2.16 and Article 8 with respect to such participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

       (c)  Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to a Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (but only so long as no Event of Default has occurred and is then continuing) and the Administrative Agent, which consents shall not be unreasonably withheld; provided that (i) if an Assignee is a Bank or an affiliate of such transferor Bank, no such consent shall be required; and (ii) such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

       (d)  Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

       (e)  No Assignee, Participant or other transferee of any Bank's rights and no Designated Lender designated by any Designating Bank shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank or Designating Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03, or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

      Section 9.7. Designated Lenders. (a) Subject to the provisions of this Section 9.07(a), any Bank may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto, which consents shall not be unreasonably withheld. When a Bank and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit H hereto (a "Designation Agreement") and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01 or 2.03, and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loans or portion thereof were made by the Designating Bank. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by the Designating Bank and (y) its Designating Bank shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Bank shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Bank shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Bank as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Bank's application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

       (b)  Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Bank for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 9.07(b) shall survive the termination of this Agreement.

      Section 9.8. Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

      Section 9.9. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

      Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.12. Disclosure of Certain Tax Aspects. The Borrower, each Bank and each Agent (and each employee, representative, or other agent of each of the foregoing parties) may disclose to any and all Persons without limitation of any kind, the purported or claimed U.S. federal income tax treatment (the "U.S. Tax Treatment") and any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment (the "U.S. Tax Structure") of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing parties relating to such U.S. Tax Treatment and U.S. Tax Structure.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TEXTRON FINANCIAL CORPORATION By:
Name:
Title:
Address:	40 Westminster Street P.O. Box 6687 Providence, RI 02940-6687
Telecopy number: (401) 621-5045

JPMORGAN CHASE BANK

By:
Name
Title

BANK OF AMERICA, N.A.

By:
Name
Title

BANK ONE, NA

By:
Name
Title

CITIBANK, N.A.

By:
Name
Title

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name
Title

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By:
Name
Title

BARCLAYS BANK PLC

By:
Name
Title

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:
Name
Title

By:
Name
Title

FLEET NATIONAL BANK

By:
Name
Title

MERRILL LYNCH BANK USA

By:
Name
Title

UBS AG, CAYMAN ISLANDS BRANCH

By:
Name
Title

By:
Name
Title

WACHOVIA BANK, N.A.

By:
Name
Title

BMO NESBITT BURNS FINANCING, INC.

By:
Name
Title

THE BANK OF NOVA SCOTIA

By:
Name
Title

THE BANK OF NEW YORK

By:
Name
Title

BNP PARIBAS

By:
Name
Title

By:
Name
Title

HSBC BANK USA

By:
Name
Title
ROYAL BANK OF CANADA

By:
Name
Title
SOCIETE GENERALE

By:
Name
Title
SUNTRUST BANK

By:
Name
Title

MELLON BANK, N.A.

By:
Name
Title

JPMORGAN CHASE BANK, as Administrative Agent By:
Name:
Title:
Address:	270 Park Avenue New York, NY 10017
Attention:
Telecopy number:

COMMITMENT SCHEDULE
Bank	Commitment
JPMorgan Chase Bank	$40,000,000.00
Bank of America, N.A.	$33,333,333.33
Bank One, NA	$33,333,333.33
Citibank, N.A.	$33,333,333.33
Deutsche Bank AG New York Branch	$33,333,333.33
Bank of Tokyo - Mitsubishi Trust Company	$26,666,666.67
Barclays Bank PLC	$26,666,666.67
Credit Suisse First Boston, acting through its Cayman Islands Branch	$26,666,666.67
Fleet National Bank	$26,666,666.67
Merrill Lynch Bank USA	$26,666,666.67
UBS AG, Cayman Islands Branch	$26,666,666.67
Wachovia Bank, N.A.	$26,666,666.67
BMO Nesbitt Burns Financing, Inc.	$21,666,666.66
The Bank of Nova Scotia	$21,666,666.66
The Bank of New York	$15,000,000.00
BNP Paribas	$15,000,000.00
HSBC Bank USA	$15,000,000.00
Royal Bank of Canada	$15,000,000.00
Societe Generale	$15,000,000.00
SunTrust Bank	$15,000,000.00
Mellon Bank, N.A.	$6,666,666.67
Total	$500,000,000.00

PRICING SCHEDULE

      Each of "Facility Fee Rate" and "Euro-Dollar Margin" means, for any date, the rate set forth below in the row opposite such term and in the row corresponding to the "Utilization" at such date and under the column corresponding to the "Pricing Level" at such date; provided that the Euro-Dollar Margin for any day on or after the Termination Date will be the applicable rate set forth below plus 25 basis points:

	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate	0.06%	0.07%	0.08%	0.100%	0.125%	0.15%
Euro-Dollar Margin Utilization < 50% Utilization > 50%	0.19% 0.44%	0.23% 0.48%	0.295% 0.545%	0.40% 0.65%	0.625% 0.875%	0.85% 1.10%

      For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

       "Level I Pricing" applies at any date if, at such date, the Borrower's long-term debt is rated (i) A+ or higher by S&P or (ii) A1 or higher by Moody's.

       "Level II Pricing" applies at any date if, at such date, (i) (A) the Borrower's long-term debt is rated A or higher by S&P or (B) A2 or higher by Moody's and (ii) Level I Pricing does not apply.

       "Level III Pricing" applies at any date if, at such date, (i) (A) the Borrower's long-term debt is rated A- or higher by S&P or (B) A3 or better by Moody's and (ii) neither Level I Pricing nor Level II Pricing applies.

       "Level IV Pricing" applies at any date, if at such date, (i) (A) the Borrower's long-term debt is rated BBB+ or higher by S&P or (B) Baa1 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

       "Level V Pricing" applies at any date if, at such date, (i) (A) the Borrower's long-term debt is rated BBB or higher by S&P or (B) Baa2 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing, Level III and Level IV Pricing applies.

       "Level VI Pricing" applies at any date if, at such date, no other Pricing Level applies.

       "Moody's" means Moody's Investors Service, Inc.

       "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.

       "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

       "Utilization" means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the aggregate outstanding principal amount of the Loans at such date (after giving effect to any borrowing or payment on such date) and the denominator of which is the aggregate amount of the Commitments at such date (after giving effect to any reduction on such date). If for any reason any Loans remain outstanding after termination of the Commitments, Utilization shall be deemed to be 100%.

      The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party enhancement (other than the Textron Inc. Support Agreement), and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business of such date.

      If the Borrower is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. A+/A2 results in Level I Pricing and A-/Baa1 results in Level III Pricing). If the Borrower is split-rated and the ratings differential is two levels or more, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g. A+/Baa1 results in Level II Pricing and A/BBB+ results in Level III Pricing).

EXHIBIT A

NOTE

New York, New York

July 28, 2003

      For value received, Textron Financial Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of _________________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, 270 Park Avenue, New York, New York.

      All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

      This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of July 28, 2003 among the Borrower, the Banks listed on the signature pages thereof and JPMorgan Chase Bank, as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

TEXTRON FINANCIAL CORPORATION

By:
Name
Title

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

     EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

     [Date]

To:     JPMorgan Chase Bank
     (the "Administrative Agent")

From:     Textron Financial Corporation

Re:     364-Day Credit Agreement (as the same may be amended from time to time, the "Credit Agreement") dated as of July 28, 2003 among the Borrower, the Banks parties thereto and the Administrative Agent

           We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

           Date of Borrowing: __________________

Principal Amount*	Interest Period**
$

           Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

           Terms used herein have the meanings assigned to them in the Credit Agreement.

TEXTRON FINANCIAL CORPORATION

By:
Name
Title

____________________

         * Amount must be $25,000,000 or a larger multiple of $1,000,000.

        ** Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:     [Name of Bank]

Re:     Invitation for Competitive Bid Quotes to Textron Financial Corporation
           (the "Borrower")

         Pursuant to Section 2.03 of the 364-Day Credit Agreement dated as of July 28, 2003 among the Borrower, the Banks parties thereto and the undersigned, as Administrative Agent, as the same may be amended from time to time, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

         Date of Borrowing: __________________

Principal Amount	Interest Period
$

         Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

         Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, as Administrative Agent

By:
Authorized Officer

EXHIBIT D

FORM OF Competitive Bid QUOTE

To:     JPMorgan Chase Bank, as Administrative Agent

Re:     Competitive Bid Quote to Textron Financial Corporation

(the "Borrower")

         In response to your invitation on behalf of the Borrower dated ________, ____, we hereby make the following Competitive Bid Quote on the following terms:

1.   Quoting Bank: ________________________________

2.   Person to contact at Quoting Bank: _________________________

3.   Date of Borrowing: ____________________*

4.   We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	Competitive Bid [Margin****]	[Absolute Rate*****]
$

___________________

         * As specified in the related Invitation.

         ** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

         *** Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

         **** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

         ***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

$

          [Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $____________.]**

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Credit Agreement dated as of July 28, 2003 among the Borrower, the Banks parties thereto and yourselves, as Administrative Agent, as the same may be amended from time to time, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated:_______	By:
Authorized Officer

EXHIBIT E

OPINION OF COUNSEL FOR THE BORROWER

To the Banks and the Administrative Agent
   Referred to Below
c/o JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

         I am [General Counsel] [Assistant General Counsel] of Textron Financial Corporation (the "Borrower") and am delivering this opinion in connection with the 364-Day Credit Agreement (the "Credit Agreement") dated as of July 28, 2003 among the Borrower, the banks listed on the signature pages thereof and JPMorgan Chase Bank, as Administrative Agent, the Subordination Agreement (the "Subordination Agreement") dated as of August 21, 1991 between the Borrower and Textron Inc., and the Support Agreement (the "Support Agreement") dated as of May 25, 1994 between the Borrower and Textron Inc.. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.01(c) of the Credit Agreement.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to the opinion expressed below relating to the existence, qualification and good standing of any corporation or other entity in any jurisdiction, this opinion relies solely upon and is limited by those certificates and telegraphic and telephonic confirmations given by public officials and assumes the same to have been properly given and to be accurate.

         Upon the basis of the foregoing, I am of the opinion that:

            1.      The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

            2.      The execution, delivery and performance by the Borrower of the Credit Agreement, the Subordination Agreement, the Support Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

            3.      The Credit Agreement, the Subordination Agreement and Support Agreement constitute valid and binding agreements of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

            4.      There is no action, suit or proceeding pending against, or to the best of our knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole or which in any manner draws into question the validity of the Credit Agreement, the Subordination Agreement, the Support Agreement or the Notes.

            5.      Each of the Borrower's corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

            I am a member of the bar of the State of Rhode Island and do not purport to express any opinion herein concerning any laws other than the laws of the State of Rhode Island, the corporate laws of the State of Delaware and the federal laws of the United States of America as in effect on the date hereof.

Very truly yours,

EXHIBIT F

OPINION OF DAVIS POLK & WARDWELL,
SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT

To the Banks and the Administrative Agent
   Referred to Below
c/o JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

         We have participated in the preparation of the 364-Day Credit Agreement (the "Credit Agreement") dated as of July 28, 2003 among Textron Financial Corporation, a Delaware corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks") and JPMorgan Chase Bank, as Administrative Agent (the "Administrative Agent"), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

         Upon the basis of the foregoing, we are of the opinion that:

         1.      The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

         2.      The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

          AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), TEXTRON FINANCIAL CORPORATION (the "Borrower") and JPMORGAN CHASE BANK, as Administrative Agent (the "Administrative Agent").

W I T N E S S E T H

         WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the 364-Day Credit Agreement dated as of July 28, 2003 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Administrative Agent (as the same may be amended from time to time, the "Credit Agreement");

         WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Committed Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

         WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

         WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________* (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

____________________

* Minimum $5,000,000

         Section 2. Assignment. Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

         Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

         Section 4. Consent of the Borrower and the Administrative Agent. [This Agreement is conditioned upon the consent of the Borrower and the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

_____________________________________________

* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

         Section 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower or Textron, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note or of Textron in respect of the Support Agreement. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and Textron.

         Section 6. Governing Law. Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 7. Counterparts. Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

TEXTRON FINANCIAL CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

EXHIBIT H

DESIGNATION AGREEMENT

dated as of ________________, _____

         Reference is made to the 364-Day Credit Agreement dated as of July 28, 2003 (as amended from time to time, the "Credit Agreement") among Textron Financial Corporation, a Delaware corporation (the "Borrower"), the banks party thereto (the "Banks") and JPMorgan Chase Bank, as Administrative Agent (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

         _________________ (the "Designator") and ________________ (the "Designee") agree as follows:

         1.      The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

         2.      The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

         3.      The Designee confirms that it is an Eligible Designee; appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; and acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement, and agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(b) of the Credit Agreement.

         4.      The Designee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

         5.      Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrower, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

         6.      Upon the effectiveness hereof, (a) the Designee shall have the right to make Loans or portions thereof as a Bank pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Bank related thereto and (b) the making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

         7.      This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date*:______ , ____

[NAME OF DESIGNATOR]

By:
Name:
Title:
[NAME OF DESIGNEE]

By:
Name:
Title:

________________________________

*This date should be no earlier than the date of the Administrative Agent's consent hereto.

The undersigned consent to the foregoing designation.

TEXTRON FINANCIAL CORPORATION

By:
Name:
Title:
JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title:

EXHIBIT I

SUBORDINATION AGREEMENT

         SUBORDINATION AGREEMENT dated as of August 21, 1991, between TEXTRON FINANCIAL CORPORATION (the "Company") and TEXTRON INC. (the "Parent").

W I T N E S S E T H :

         WHEREAS, the Parent and the Company wish to subordinate pursuant to the terms set forth herein all indebtedness of the Company to the Parent, outstanding on the date hereof or from time to time incurred, to certain other indebtedness of the Company, outstanding on the date hereof or from time to time incurred, as more fully described herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions.

          "Senior Debt" means all obligations of the Company in respect of indebtedness for borrowed money (including interest accruing on such borrowed money after commencement of any bankruptcy or insolvency proceeding of the Company whether or not such interest constitutes an allowed claim in such proceeding), other than indebtedness which by its terms is subordinate in right of payment to other indebtedness of the Company on substantially the same terms as the Subordinated Debt, whether outstanding on the date of this Agreement or hereafter created.

          "Subordinated Debt" means all obligations of whatsoever nature of the Company owing to the Parent.

         Section 2. Subordinated Debt. The parties hereto agree for the benefit of the holders of Senior Debt that the Subordinated Debt shall, in the manner hereinafter set forth, be subordinated and junior in right of payment to the Senior Debt.         Section 3. No Subordinated Debt Payments in Certain Circumstances . (a) Upon the maturity of all or any part of the Senior Debt by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment by the Company is made on account of the principal of or premium, if any, or interest on, or any other amount payable with respect to, the Subordinated Debt.

(b)      In the event and during the continuation of (x) a default in any payment with respect to any Senior Debt or (y) an event of default (as defined in such Senior Debt or in the instrument under which the same is outstanding, other than a default in the payment of amounts due thereon) with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof (provided that any event that would become such an event of default only upon the giving of notice of such event to the Company and the lapse of time, shall constitute such an event of default for purposes of this Agreement if such notice has been given to the Company) (such default and event of default being referred to in this Agreement as a "Senior Debt Default") no payment shall be made by the Company on or with respect to the principal of, or premium, if any, or interest on, or any other amount payable with respect to, the Subordinated Debt unless and until such Senior Debt Default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment any Senior Debt Default would exist. In any such event, the Parent shall not demand, accept or receive, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of the Subordinated Debt, notwithstanding the terms of the Subordinated Debt or of any agreement or instrument which governs the Subordinated Debt, and no such payment shall be due.

         (c)      Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Company under, the Senior Debt shall have been paid in full, the Company shall not make, and the Parent shall not demand, accept or receive (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise), or attempt to collect or commence any legal proceedings to collect, any direct or indirect payment on account of the Subordinated Debt prior to the date such payment becomes due and payable pursuant to the terms thereof or, if later, prior to the first date such amount is not prohibited from being paid pursuant to this Agreement.

         (d)      Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Company in respect of, the Senior Debt shall have been paid in full, the Parent will not commence or maintain any action, suit or any other legal or equitable proceeding against the Company, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceeding, provided that this Section 3(d) shall not prohibit the Parent from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

         Section 4. Subordinated Debt Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of the Company. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, in their capacity as creditors of the Company, or to substantially all of the Company's property, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then

         (a)      the holders of all Senior Debt shall first be entitled to receive payment in full of the principal of, premium, if any, interest and all amounts payable on such Senior Debt (accruing before and after the commencement of any proceedings described above) before the Parent is entitled to receive any payment on account of the principal of, premium, if any, or interest on, or any other amount payable with respect to, the Subordinated Debt;

         (b)      any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Parent would be entitled, but for the provisions of this Agreement, shall be paid or distributed by the liquidating trustee or agent or other Person making such payment or distribution, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, as their respective interests may appear (such representatives or trustees being referred to in this Agreement as "Representative" or "Representatives"), to the extent necessary to make payment in full of all principal, premium, if any, interest on and all other amounts payable with respect to Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Debt;

         (c)      the Parent, as holder of the Subordinated Debt, irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Debt to demand, sue for, collect and receive all payments and distributions in respect of the Subordinated Debt, and to file and prove all claims therefor and take all such other action not inconsistent with the foregoing (including the right to vote with respect to the Subordinated Debt) in the name of the Parent or otherwise, as such holder of Senior Debt or any Representative on behalf of holders of Senior Debt may determine to be necessary or appropriate for the enforcement of this Agreement; and

         (d)      the Parent, as holder of the Subordinated Debt, shall execute and deliver to such holder of Senior Debt or any Representative all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be reasonably requested by any holder of Senior Debt, in order to enable such holder of Senior Debt or any Representative to enforce all claims upon or in respect of the Subordinated Debt.

         Section 5. Rights of the Holders of Senior Debt; Subrogation . (a) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Parent in respect of the Subordinated Debt, and such collection or receipt is prohibited hereunder prior to the payment in full of the Senior Debt, the Parent will forthwith deliver the same to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their Representatives in precisely the form received (except for the endorsement or the assignment of or by the Parent where necessary) for application to payment in full of all Senior Debt, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt and, until so delivered, the same shall be held in trust by the Parent as the property of the holders of the Senior Debt.

          (b)      All payments and distributions received by any Representative of holders of Senior Debt on behalf of such holders of Senior Debt in respect of the Subordinated Debt, to the extent received in or converted into cash, may be applied by such Representative first to the payment of any and all reasonable out-of-pocket expenses (including attorney's fees and legal expenses) paid or incurred by such Representative in enforcing the provisions hereof or in endeavoring to collect or realize upon the Subordinated Debt or any security therefor, and any balance thereof shall, solely as between the Parent, as holder of the Subordinated Debt, on the one hand, and such holders of Senior Debt, on the other hand, be applied by such Representative in such order of application as such Representative may from time to time select, toward the payment of Senior Debt remaining unpaid.

         (c)      The Parent, as holder of the Subordinated Debt, shall not be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company until all amounts payable with respect to the Senior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the Parent would be entitled except for these provisions shall, as among the Company, its creditors other than the holders of Senior Debt, and the Parent, as holder of the Subordinated Debt, be deemed to be a payment by the Company to or on account of the Senior Debt. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of the Parent, as holder of the Subordinated Debt, on the one hand, and the holders of Senior Debt, on the other hand.

          (d)      Subject to the payment in full of all Senior Debt, the Parent, as holder of the Subordinated Debt, shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until all amounts owing on the Subordinated Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Parent of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of Senior Debt shall, as among the Company, its creditors other than the holders of Senior Debt, and the Parent, as holder of the Subordinated Debt, be deemed to be a payment to or on account of the Subordinated Debt. The Parent agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the holders of Senior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Parent on account of the Subordinated Debt at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Section 5(d) or otherwise, shall be deemed to have been received by the Parent in trust as the property of the holders of Senior Debt and the Parent shall forthwith deliver the same to the holders of Senior Debt for the equal and ratable benefit of the holders of Senior Debt for application to payment of all Senior Debt in full.

         Section 5. Renewals, Extensions and Increases of Senior Debt. The Parent by its acceptance thereof waives any and all notice of renewal, extension, accrual or increase in the amount of any of the Senior Debt, present or future, and agrees and consents that without notice to or assent by the Parent:

          (i)      the obligation and liabilities of the Company or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, increased, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

          (ii)      any Representative acting on behalf of holders of Senior Debt and any holder of Senior Debt may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

          (iii)      any balance or balances of funds with any holders of the Senior Debt at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released; all as any Representative acting on behalf of holders of Senior Debt and any holder of Senior Debt may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Debt to the Senior Debt provided for herein.

         Section 6. Obligation of the Company Unconditional. Nothing contained in this Agreement is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Debt, and the Parent, as holder of the Subordinated Debt, the obligation of the Company, which is absolute and unconditional, to pay to the Parent the principal of, premium, if any, and interest on, and all other amounts payable with respect to, the Subordinated Debt, as and when the same shall become due and payable (except as otherwise provided in Section 3), by lapse of time, acceleration or otherwise, in accordance with their terms, or is intended to or shall affect the relative rights of the Parent, as holder of the Subordinated Debt, and other creditors of the Company other than the holders of Senior Debt, nor shall anything herein or therein prevent the Parent, as holder of the Subordinated Debt, (i) from taking all appropriate actions to preserve its rights under the Subordinated Debt not inconsistent with the rights of the holders of Senior Debt under this Agreement, or (ii) from exercising all remedies otherwise permitted by applicable law upon default under the Subordinated Debt, subject to the rights, if any, under this Agreement of the holders of Senior Debt in respect of cash, property or securities of the Company otherwise payable or delivered to such holders upon the exercise of any such remedy.

         Section 7. Miscellaneous. (a) The Parent, as the holder of the Subordinated Debt, by its acceptance hereof agrees that it will not assign or otherwise transfer any of its rights in respect of the Subordinated Debt to any Person without the prior written consent of the holders of Senior Debt.

          (b)      No present or future holder of the Senior Debt shall be prejudiced in his right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Company or the Parent. The subordination provisions contained herein are for the benefit of the holders of Senior Debt and, so long as Senior Debt is outstanding, may not be rescinded, canceled or modified in any way adverse to the holders of Senior Debt without the prior written consent of each holder of Senior Debt affected thereby.

          (c)      This Agreement shall be binding upon the Company and the Parent, and their respective successors, and shall inure to the benefit of the holders of Senior Debt and their respective successors and assigns.

         Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TEXTRON FINANCIAL CORPORATION

By:
Name:
Title:
TEXTRON INC.

By:
Name:
Title:

EXHIBIT J

OPINION OF COUNSEL FOR TEXTRON INC.

To the Banks and the Administrative Agent
    Referred to Below
c/o JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York 10017

Re: Textron Financial Corporation

Dear Sirs:

         I am _______________________________ of Textron Inc. This opinion is provided to you pursuant to the 364-Day Credit Agreement dated as of July 28, 2003 among Textron Financial Corporation, the Banks listed on the signature pages thereof and JPMorgan Chase Bank, as Administrative Agent (the "Credit Agreement"). Capitalized terms used in this opinion and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.

         I am familiar with the Support Agreement (the " Support Agreement") dated as of May 25, 1994 between Textron and TFC and the Subordination Agreement (the "Subordination Agreement") dated as of August 21, 1991, between Textron and TFC. I have examined or supervised the examination of originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of all of the originals of such copies. In making my examination of documents executed by parties other than Textron, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite actions, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In rendering this opinion, I have relied as to matters of fact, to the extent I have deemed proper, on certificates of responsible officers of Textron and public officials.

         Upon the basis of the foregoing, I am of the opinion that:

          (i)     all of the issued and outstanding shares of capital stock of Textron Financial Corporation are owned by Textron Inc., a Delaware corporation, and such shares are validly issued, fully paid and nonassessable;

         (ii)     the Support Agreement has been duly authorized, executed and delivered by Textron Inc. and the obligations of Textron Inc. thereunder constitute legal, valid and binding obligations of Textron Inc., enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally; provided, however, that no opinion is given herein as to the availability of the remedies of specific performance or injunctive relief or other equitable remedies; and

         (iii)     the Subordination Agreement dated as of August 21, 1991 between Textron Inc. and Textron Financial Corporation has been duly authorized, executed and delivered by Textron Inc. and constitutes the legal, valid and binding obligation of Textron Inc. enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally; provided, however, that no opinion is given herein as to the availability of the remedies of specific performance or injunctive relief or other equitable remedies.

Very truly yours,

EXHIBIT K

SUPPORT AGREEMENT

         THIS SUPPORT AGREEMENT is entered into as of May 25, 1994 by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("TFC"), and TEXTRON INC., a Delaware corporation ("Textron").

         In consideration of the mutual covenants hereinafter set forth, Textron and TFC agree as follows:

         1.      Fixed Charge Coverage.

         Commencing with the fiscal quarter in which this Agreement is executed and terminating with the fiscal quarter in which this Agreement terminates, Textron shall pay TFC a cash payment sufficient to provide that with respect to the year-to-date period then ended the sum of TFC's pre-tax earnings before extraordinary items plus Fixed Charges will not be less than one hundred and twenty-five (125%) percent of TFC's Fixed Charges. Such payment shall be made not later than the end of the next fiscal quarter. As used herein, "Fixed Charges" shall mean actual interest incurred in each quarter on funded or unfunded indebtedness and apportionment of debt discount or premium (in the testing of obligation where interest is partially or entirely contingent upon the earnings "Fixed Charges" will include contingent interest payments).

         2.      Ownership of TFC.

         Textron and TFC agree that one hundred (100%) percent of the issued and outstanding shares of common stock of TFC shall at all times be owned by Textron or corporation controlled by, controlling or under common control with Textron, and that Textron or any such corporation will at all times have a controlling interest in TFC.

         3.      Minimum Shareholder's Equity.

         Commencing with the fiscal quarter in which this Agreement is executed and terminating with the fiscal quarter in which this Agreement terminates, Textron shall make such equity contributions to TFC as may be required to ensure that the consolidated shareholders equity of TFC shall not be less than $200,000,000. Any contributions of equity required by this Agreement shall be made not later than the end of the next fiscal quarter. Such additional equity contributions may be in any form of asset which is eligible for treatment as shareholder equity in accordance with generally accepted accounting principles.

         4.      Computations.

         All computations under this Agreement shall be made in accordance with generally accepted accounting principles consistently applied, and all computations shall be made on a consolidated basis so as to include all of TFC's consolidated subsidiaries now or hereafter organized.

         5.      No Guarantee of TFC's Obligations.

This Agreement is not intended to be and is not, and nothing contained herein and nothing done by Textron pursuant hereto shall be deemed to constitute a guarantee by Textron of the payment of the interest or principal of any obligation, indebtedness or liability of any kind or character, however evidenced or arising, of TFC or any person or persons.

         6.      Third-party Beneficiaries.

         Textron and TFC acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by any party which lends funds to TFC and their successors and assigns.

         7.      Default.

         Upon any default by either party hereunder and the expiration of all applicable grace periods, the non-defaulting party shall have all rights and remedies available under applicable law.

         8.      Termination, Amendments and Supplements.

          (a)      Either Textron or TFC shall have the right to terminate this Agreement upon thirty (30) days' written notice to the other.

          (b)      This Agreement shall not be terminated pursuant to Section 8(a) above or supplemented or amended pursuant to Section 10(c) below, if TFC has any indebtedness for money borrowed outstanding (other than to Textron) under the terms of which such action would constitute a default, unless the holder of such indebtedness has consented to such action.

          (c)      This Agreement shall continue in effect until terminated as provided above.

         9.      No Waiver.

         Except as specifically provided elsewhere in this Agreement, Textron and TFC hereby waive any failure or delay on the part of the other in asserting or enforcing any right which it may have at any time under this Agreement

         10.      Miscellaneous.

          (a)      This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

          (b)      This Agreement and all rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island.

          (c)      This Agreement may not be amended or supplemented except by an instrument in writing signed by the parties. All headings herein are for convenience of reference only and shall be disregarded in the interpretation hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Attest:	TEXTRON FINANCIAL CORPORATION

By:

Attest:	TEXTRON INC.

By: